EXHIBIT 99.1

Royal Gold Announces Senior Management Appointments

DENVER, COLORADO.    October 15, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company”) announced today several senior management appointments:

•	Mark Isto, Vice President Operations, has been named Executive Vice President and Chief Operating Officer, Royal Gold Corporation;
•	Paul Libner, Controller and Treasurer, has been named Chief Financial Officer and Treasurer; and,
•	Randy Shefman, Associate General Counsel, has been named Vice President and General Counsel.

All appointments will be effective on January 2, 2020.  Mr. Libner’s promotion will be effective upon the appointment of Mr. William Heissenbuttel, Chief Financial Officer and Vice President Strategy, to the position of President and CEO.  Mr. Shefman’s promotion will be effective upon the retirement of Mr. Bruce Kirchhoff, Vice President, General Counsel and Secretary.

“I congratulate Bruce on a fantastic legal career and thank him for his wise counsel over the past 12 years with Royal Gold,” commented Tony Jensen, President and Chief Executive Officer.  “While respecting his personal decision to retire, I am proud to see the positive results of our succession planning efforts, which have occurred over many years, come to fruition.    As I approach my own retirement from the Company, I am very pleased to see Mark, Paul and Randy advance, and am confident in this team’s ability to successfully continue to move the Company forward in pursuit of its strategic objectives.”

William Heissenbuttel commented:  “These appointments reflect the depth of management skills within Royal Gold and I look forward to continuing to work with such a talented and professional senior management team.  Mark’s appointment is a reflection of his outstanding work in the area of technical risk assessment and is an indication of our continued emphasis on this area. Paul’s and Randy’s appointments reflect demonstrated skills in their disciplines over many years with the Company.  While I am excited for these individuals, I am disappointed to be losing the excellent advice and guidance of Bruce Kirchhoff.  He has made a significant contribution to Royal Gold over his career with the Company and he will be missed professionally and personally.”

Mr. Isto has 35 years of experience in mining engineering, mine management and project development on a global basis.  Mr. Isto joined Royal Gold in 2015 in his current role and is a key member of the management team responsible for the technical due diligence of business development opportunities and the monitoring of assets in the Royal Gold portfolio.  Prior to Royal Gold he held numerous technical and operating management positions at Placer Dome, Kinross Gold and First Nickel.  Mr. Isto holds a Bachelor of Science degree in Mining Engineering from Montana College of Mineral Science and Technology as well as a Master of Business Administration degree from the University of Nevada – Reno.

Mr. Libner joined Royal Gold in 2004 and has over 20 years of experience working in various financial and accounting roles.  Mr. Libner began his career with Ernst & Young where he provided audit and business advisory services primarily for the financial services and healthcare industries and later held various finance and accounting roles within the financial services industry.  Mr. Libner holds a Bachelor of Science and Masters degree in Accountancy from the University of Denver.

Mr. Shefman joined Royal Gold in 2011 as Associate General Counsel.    He brings 20 years of legal experience in international transactions across the mining, oil and gas, and power sectors.  Prior to joining Royal Gold, Mr. Shefman was in private legal practice with regional and international law firms, including LeBouef Lamb Greene & MacRae, Holland & Hart and Hogan Lovells.  Mr. Shefman holds a J.D. from the University of Colorado, an LL.M. in Environmental and Natural Resources Law and Policy from the University of Denver, and a Bachelor of Arts degree in history from the University of Michigan.

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams,  royalties, and similar production-based interests.  At September 30, 2019, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”   The Company’s website is located at www.royalgold.com.

For further information, contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:    With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include but are not limited to statements with regard to: the appointments, each effective on January 2, 2020, of Messrs. Isto, Libner and Shefman to the positions of Executive Vice President and Chief Operating Officer, Chief Financial Officer and Treasurer, and Vice President and General Counsel, respectively; Mr. Kirchhoff’s retirement from his position as Vice President, General Counsel and Secretary, effective January 2, 2020; positive results of the Company’s succession planning efforts; the team’s ability to successfully move the Company forward in pursuit of its strategic objectives; the depth of management skills within the Company; continued emphasis on technical risk assessment; and skills in the financial, accounting and legal disciplines.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others:  management and personnel changes; changes in the expertise, skills and qualifications of management; and the ability of present and future management to successfully manage the business and grow the Company’s value.  These risks and other factors are discussed in more detail in the Company’s public filings with the U.S. Securities and Exchange Commission. Statements made herein are as of the date hereof or as of the date indicated and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company disclaims any obligation to update any forward-looking statements.